Exhibit 4.11

LOAN UNDERTAKING

The undersigned hereby agrees to lend Elbit Visions Systems Ltd. (the "Company") an aggregate amount of One Hundred Thousand United States Dollars (US$ 100,000) (the "Loan Amount"), as follows, and all in accordance with the terms of agreements between the Company and Bank Hapoalim BM and Bank Leumi Le'Israel BM (the "Banks") attached hereto as Exhibits 1 and 2 respectively (the "Bank Agreements"):

1.	Shareholder Loan. As of June 3, 2010, the undersigned will remit to the Company an amount of Fifty Thousand US Dollars ($50,000) (the "Shareholder Loan Amount").

2.
Deferred Compensation Loan. For a period of time up to 13 months from the effective date of this undertaking, the undersigned agrees to defer receipt of compensation owed to it by the Company pursuant to the Consulting Agreement between the undersigned and the Company, attached hereto as Exhibit 3, up to an amount of Fifty Thousand US Dollars ($50,000) (the "Deferred Compensation Loan Amount").

3.
Interest. Subject to the terms and conditions of this undertaking, the Loan Amount shall bear interest from the date that such portion of the Loan Amount was actually transferred to the Company, or any accrued compensation was deferred, until its actual repayment, at the same rate of interest as the lowest rate of interest to be paid by the Company to the Banks in connection with the Company's existing repayment obligations to the Banks under the Bank Agreements (the "Interest").

4.
Repayment of Loan. The undersigned acknowledges that in accordance with the provisions contained therein the Bank Agreements: (i) the Deferred Compensation Loan Amount plus all accrued Interest, shall only become be due and payable to the Company at the date of July 1, 2011, and shall be repaid by the Company therefrom in three (3) equal monthly installments; and (ii) the repayment of the Shareholder Loan Amount plus all accrued Interest, shall only become be due and payable at the date of January 1, 2013 and shall be subject to the fulfillment of the conditions specified in the Bank Agreements.

5.
Subordination.  The undersigned acknowledges that in accordance with the provisions contained therein the Bank Agreements, the Loan Amount and Interest shall be subordinated to any debts owed by the Company to the banks in accordance with the Bank Agreements.

Voluntarily Agreed to and Accepted this ___ day of _______, 2010, by

_______________ Yaron Financial Services Ltd.

Personal Undertaking

I hereby acknowledge the terms of this Loan Undertaking and agree to the provisions set forth therein as if such provisions applied to me personally.

Yaron Menashe
______________________________

Company Acknowledgement

The Company hereby acknowledges the terms of this Loan Undertaking and agrees to the provisions set forth.

Elbit Vision Systems Ltd.

______________________________
By: _________________
Title: ________________